UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. __)*

                          TRUBION PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   89778N102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[x]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 22 Pages

                                       13G
----------------------
CUSIP NO.  89778N102
--------------------------------------------------------------------------------
 1.    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ARCH Venture Fund V, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]

--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,357,043
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,357,043
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,357,043
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                               Page 2 of 22 Pages

                                       13G
----------------------
CUSIP NO.  89778N102
--------------------------------------------------------------------------------
 1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ARCH V Entrepreneurs Fund, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,357,043
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,357,043
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,357,043
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                               Page 3 of 22 Pages

                                       13G
----------------------
CUSIP NO.  89778N102
--------------------------------------------------------------------------------
 1.    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Healthcare Focus Fund, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,357,043
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,357,043
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,357,043
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                               Page 4 of 22 Pages

                                       13G
----------------------
CUSIP NO.  89778N102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ARCH Venture Partners V, L.P.

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,357,043
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,357,043
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,357,043
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                               Page 5 of 22 Pages

                                       13G
----------------------
CUSIP NO.  89778N102
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ARCH Venture Partners V, LLC

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,357,043
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,357,043
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,357,043
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

                               Page 6 of 22 Pages

                                       13G
----------------------
CUSIP NO.  89778N102
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Steven Lazarus

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,357,043
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,357,043
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,357,043
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                               Page 7 of 22 Pages

                                       13G
----------------------
CUSIP NO.  89778N102
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Keith Crandell

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY           2,357,043
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,357,043
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,357,043
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                               Page 8 of 22 Pages

                                       13G
----------------------
CUSIP NO.  89778N102
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert Nelsen

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,357,043
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,357,043
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,357,043
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                                Page 9 of 22 Pages

                                       13G
----------------------
CUSIP NO.  89778N102
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Clinton Bybee

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,357,043
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,357,043
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,357,043
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     13.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                             Page 10 of 22 Pages

                                      13G
CUSIP NO.  89778N102

                                  SCHEDULE 13G

Item 1(a). NAME OF ISSUER: Trubion Pharmaceuticals, Inc. (the "Issuer").

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 2401 14th Avenue, Suite 1050, Seattle, WA 98121.

Item 2(a). NAMES OF PERSONS FILING: ARCH Venture Fund V, L.P. ("ARCH Venture Fund V"); ARCH V Entrepreneurs Fund, L.P. ("ARCH V Entrepreneurs Fund"); Healthcare Focus Fund, L.P. (Healthcare Focus Fund); ARCH Venture Partners V, L.P. ("AVP V LP"); ARCH Venture Partners V, LLC ("AVP V LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity"); and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c). CITIZENSHIP: ARCH Venture Fund V, ARCH V Entrepreneurs Fund, Healthcare Focus Fund and AVP V LP are limited partnerships organized under the laws of the State of Delaware. AVP V LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value (the "Common Stock").

Item 2(e). CUSIP NUMBER: 89778N102

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON IS A:

        None.

Item 4. OWNERSHIP.

     (a)  Amount beneficially owned:

          ARCH Venture Fund V is the record owner of 2,209,739 shares of Common Stock (the "ARCH Venture Fund V Shares") as of December 31, 2006. Healthcare Focus Fund is the record owner of 132,801 shares of Common stock (the "Healthcare Focus Fund shares") as of December 31, 2006. ARCH V Entrepreneurs Fund is the record owner of 14,503 shares of Common Stock (the "ARCH V Entrepreneurs Fund Shares" and, together with the ARCH Venture Fund V Shares and the Healthcare Focus Fund shares, the "Record Shares") as of December 31, 2006. AVP V LP is the sole general partner of ARCH Venture Fund V, Healthcare Focus Fund and ARCH V Entrepreneurs Fund. AVP V LLC is the sole general partner of AVP V LP. By virtue of their relationship as affiliated entities

                              Page 11 of 22 Pages

                                      13G
CUSIP NO.  89778N102

          who have overlapping general partners and managing directors, each Reporting Entity may be deemed to share the power to direct the disposition and vote of the Record Shares. As individual general partners or managing directors of each of AVP V LLC and AVP V LP, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares.


     (b) Percent of class:

          Reporting Persons: 13.4%, calculated based on 17,525,698 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 22, 2006.

     (c)  Number of shares as to which the person has:

          (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                0 shares for each Reporting Person.

          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                Each of the Reporting Persons: 2,357,043

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                0 shares for each Reporting Persons.

          (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                Each of the Reporting Persons: 2,357,043

     Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not  Applicable.   The  Reporting  Persons   expressly   disclaim
          membership in a "group" as used in Rule 13d-1(b)(ii)(J).

                              Page 12 of 22 Pages

                                      13G
CUSIP NO.  89778N102

Item 9.  NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

Item 10. CERTIFICATION.

          Not Applicable. This statement on Schedule 13G is not filed pursuant to ss. 240.13d-1(b) nor ss. 240.13d-1(c).


                               Page 13 of 22 Pages

                                      13G
CUSIP NO.  89778N102

                                   SIGNATURES
                                  ------------
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2007

                                ARCH VENTURE FUND V, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            Its General Partner

                                                By:            *
                                                    ---------------------------
                                                     Keith Crandell
                                                     Managing Director

                                HEALTHCARE FOCUS FUND, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            Its General Partner

                                                By:            *
                                                    ---------------------------
                                                     Keith Crandell
                                                     Managing Director


                                ARCH V ENTREPRENEURS FUND, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By:  ARCH Venture Partners, LLC
                                             its General Partner


                                             By:            *
                                                ---------------------------
                                                  Keith Crandell
                                                  Managing Director

                              Page 14 of 22 Pages

                                      13G
CUSIP NO.  89778N102

                                ARCH VENTURE PARTNERS V, L.P.

                                By:     ARCH Venture Partners V, LLC
                                        Its General Partner

                                        By:           *
                                           ---------------------------
                                                Keith Crandell
                                                Managing Director


                                ARCH VENTURE PARTNERS V, LLC

                                By:                *
                                    ------------------------------
                                     Keith Crandell
                                     Managing Director

                                                  *
                                -----------------------------------
                                Steven Lazarus

                                                  *
                                -----------------------------------
                                Keith Crandell

                                                  *
                                -----------------------------------
                                Robert Nelsen

                                                  *
                                -----------------------------------
                                Clinton Bybee


* By: /s/ Mark McDonnell
      --------------------
        Mark McDonnell as
        Attorney-in-Fact

------------------------------------------------------------------------------

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as EXHIBIT 2 and EXHIBIT 3 each incorporated herein by reference.


                               Page 15 of 22 Pages

                                       13G
CUSIP NO.  89778N102

                                                EXHIBIT 1

                                    AGREEMENT
                                    ---------


     Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Trubion Pharmaceuticals, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 13, 2007

                                ARCH VENTURE FUND V, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner


                                        By: ARCH Venture Partners V, LLC
                                            Its General Partner

                                                By:           *
                                                   ---------------------------
                                                     Keith Crandell
                                                     Managing Director

                                HEALTHCARE FOCUS FUND, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            Its General Partner

                                                By:           *
                                                   ---------------------------
                                                     Keith Crandell
                                                     Managing Director


                                ARCH V ENTREPRENEURS FUND, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            Its General Partner

                                                By:           *
                                                   ---------------------------
                                                     Keith Crandell
                                                     Managing Director

                              Page 16 of 22 Pages

                                       13G
CUSIP NO.  89778N102

                                ARCH Venture Partners V, L.P.

                                By:     ARCH Venture Partners V, LLC
                                        Its General Partner

                                        By:           *
                                           ---------------------------
                                                Keith Crandell
                                                Managing Director


                                ARCH VENTURE PARTNERS V, LLC


                                By:           *
                                    ------------------------------
                                     Keith Crandell
                                     Managing Director

                                              *
                                -----------------------------------
                                Steven Lazarus

                                              *
                                -----------------------------------
                                Keith Crandell

                                              *
                                -----------------------------------
                                Robert Nelsen

                                              *
                                -----------------------------------
                                Clinton Bybee
* By: /s/ Mark McDonnell
      --------------------
        Mark McDonnell as
        Attorney-in-Fact


------------------------------------------------------------------------------
This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as EXHIBIT 2 and EXHIBIT 3 and incorporated herein by reference.

                             Page 17 of 22 Pages

                                       13G
CUSIP NO.  89778N102

                                                                       EXHIBIT 2
                               POWERS OF ATTORNEY
                              --------------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of June, 2004.

                                ARCH VENTURE FUND V, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            Its General Partner

                                                By:  /s/ Keith Crandell
                                                    ---------------------------
                                                     Managing Director

                                ARCH V ENTREPRENEURS FUND, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner


                                        By:  ARCH Venture Partners V, LLC
                                             its General Partner

                                             By:  /s/ Keith Crandell
                                                ---------------------------
                                                Managing Director

                                ARCH VENTURE PARTNERS V, L.P.

                                By:     ARCH Venture Partners V, LLC
                                        its General Partner

                                        By:     /s/ Keith Crandell
                                                ----------------------
                                                Managing Director

                              Page 18 of 22 Pages

                                       13G
CUSIP NO.  89778N102

                                ARCH VENTURE PARTNERS V, LLC

                                By:  /s/ Keith Crandell
                                    ------------------------------
                                    Managing Director


                                /s/ Steven Lazarus
                                -----------------------------------
                                Steven Lazarus


                                /s/ Keith Crandell
                                -----------------------------------
                                Keith Crandell

                                /s/ Robert Nelsen
                                -----------------------------------
                                Robert Nelsen

                                /s/ Clinton Bybee
                                -----------------------------------
                                Clinton Bybee


                              Page 19 of 22 Pages

                                       13G
CUSIP NO.  89778N102

                                                                       EXHIBIT 3
                               POWERS OF ATTORNEY
                              --------------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

                                ARCH Venture Fund V, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By:     ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By: /s/ Keith Crandell
                                                    ---------------------------
                                                    Managing Director


                                ARCH Venture Fund III, L.P.

                                By:     ARCH Venture Partners, LLC
                                        its General Partner

                                        By: /s/ Keith Crandell
                                            ----------------------
                                            Managing Director

                             Page 20 of 22 Pages

                                       13G
CUSIP NO.  89778N102


                                ARCH VENTURE FUND II, L.P.

                                By:     ARCH Management Partners II, L.P.
                                        its General Partner

                                        By:     ARCH Venture Partners, L.P.
                                                Its General Partner

                                                By: ARCH Venture Corporation
                                                    Its General Partner

                                                        By: /s/ Keith Crandell
                                                            ------------------
                                                            Managing Director

                                ARCH V ENTREPRENEURS FUND, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By:     ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:     /s/ Keith Crandell
                                                        ----------------------
                                                        Managing Director

                                HEALTHCARE FOCUS FUND, L.P.

                                By:     ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By:     ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:     /s/ Keith Crandell
                                                        ----------------------
                                                        Managing Director

                                ARCH VENTURE PARTNERS V, L.P.


                                 By:     ARCH Venture Partners V, LLC
                                         Its General Partner

                                        By:     /s/ Keith Crandell
                                                ----------------------
                                                Managing Director


                             Page 21 of 22 Pages

                                       13G
CUSIP NO.  89778N102


                                ARCH VENTURE PARTNERS V, LLC

                                By: /s/ Keith Crandell
                                    ----------------------
                                    Managing Director


                                ARCH VENTURE PARTNERS, LLC

                                By: /s/ Keith Crandell
                                    ----------------------
                                    Managing Director

                                ARCH MANAGEMENT PARTNERS II, L.P.

                                By:    ARCH Venture Partners, L.P.
                                       Its General Partner

                                       By: ARCH Venture Corporation
                                           Its General Partner

                                               By: /s/ Keith Crandell
                                                   ------------------
                                                   Managing Director


                                ARCH VENTURE PARTNERS, L.P.

                                By:     ARCH Venture Corporation
                                        its General Partner

                                        By: /s/ Keith Crandell
                                            ------------------
                                            Managing Director


                                ARCH VENTURE CORPORATION

                                By:  /s/ Keith Crandell
                                    ------------------------------
                                    Managing Director

                                /s/ Steven Lazarus
                                -----------------------------------
                                Steven Lazarus

                                /s/ Keith Crandell
                                -----------------------------------
                                Keith Crandell

                                /s/ Robert Nelsen
                                -----------------------------------
                                Robert Nelsen

                                /s/ Clinton Bybee
                                -----------------------------------
                                Clinton Bybee

                             Page 22 of 22 Pages